Exhibit 99.1

FROM:	CONTACT:
SITEL Corporation	Bill Sims, Investor Relations
7277 World Communications Drive	402-963-6810
Omaha, NE 68122

FOR IMMEDIATE RELEASE

SITEL Announces Resignation of Executive Vice President

Omaha, NE — August 29, 2005— SITEL Corporation (NYSE:SWW), a leading global provider of outsourced customer support services, announced that Dale Saville, Executive Vice President, Corporate Operations and a member of the executive committee has resigned from the company.

Mr. Saville, who has been with SITEL since October 2000 and served in a variety of operational, business development and IT positions in the Company, resigned to pursue other interests.

Jim Lynch, Chairman and CEO of SITEL, stated, “Dale has made valuable contributions to SITEL.  We appreciate his years of dedicated service to the company and wish him well in the future.”

About SITEL

SITEL is a leading global provider of outsourced customer support services. On behalf of many of the world’s leading organizations, SITEL designs and improves customer contact models across its clients’ customer acquisition, retention and development cycles.  SITEL manages approximately two million customer interactions per day via the telephone, e-mail, Internet and traditional mail.   SITEL has over 34,000 employees in 90 global contact centers, utilizing more than 25 languages and dialects to serve customers in 55 countries   SITEL is a leader in the contact center industry.  Please visit SITEL’s website at www.sitel.com for further information.

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